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                             EXHIBIT 1.A (5)

               SPECIMEN VARIABLE LIFE INSURANCE POLICY


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                               [Logo]
                  A STOCK LIFE INSURANCE COMPANY
                       LITTLE ROCK, ARKANSAS


FIRST VARIABLE LIFE INSURANCE COMPANY (the "Company") will pay the Death Benefit Proceeds to the Beneficiary upon receipt at our Variable Service Center of due proof of the Insured's death while this Policy was in force.
On the Maturity Date, the Company will pay the Owner the Cash Surrender Value if the Insured is living and the Policy is in force.

This Policy is issued in return for the Application and payment of the initial Premium Payment. A copy of the Application is attached and made a part of the Policy.

TEN DAY FREE LOOK--Within ten (10) days of the date of receipt of this Policy, it may be returned by delivering or mailing it to the Company at its Variable Service Center or to the agent through whom it was purchased. When this Policy is received by the Company, it will be voided as if it had never been in force. The Company will refund the Account Value, and any deductions for Monthly Charges and Premium Load, computed at the end of the Valuation Period during which this Policy is received by the Company at its Variable Service Center.

Signed for the Company

/s/ Steve Largent                  /s/ Arnold R. Bergman

President                          Secretary


THIS IS A LEGAL CONTRACT -- READ IT CAREFULLY.


THE ACCOUNT VALUE, CASH SURRENDER VALUE, AND DEATH BENEFIT PROVIDED BY THIS POLICY, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, ARE VARIABLE AND NOT GUARANTEED AS TO DOLLAR AMOUNT.


       THE VARIABLE PROVISIONS OF THIS POLICY BEGIN ON PAGE 6.


                INDIVIDUAL FLEXIBLE PREMIUM VARIABLE
              LIFE INSURANCE POLICY - NON-PARTICIPATING

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                                TABLE OF CONTENTS

                                                                       Begins on
                                                                          Page
POLICY DATA PAGES                                                        CD - 1

SECTION 1.          DEFINITIONS                                             1

SECTION 2.          PREMIUM PAYMENTS                                        3

SECTION 3.          DEATH BENEFITS                                          6

SECTION 4.          POLICY OPTIONS                                          8

SECTION 5.          TRANSFERS                                               9

SECTION 6.          ACCOUNT VALUE                                          10

SECTION 7.          CHARGES AND DEDUCTIONS                                 11

SECTION 8.          SURRENDERS AND PARTIAL WITHDRAWALS                     13

SECTION 9.          LOANS                                                  15

SECTION 10.         OWNERSHIP, ASSIGNMENT AND BENEFICIARY PROVISIONS       16

SECTION 11.         GENERAL PROVISIONS                                     17

SECTION 12.         PAYOUT OPTIONS                                         19

ANNUITY TABLES                                                             21

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POLICY DATA PAGES
CAPITAL FLEX PAY VUL

INSURED:        [JOHN DOE]      AGE AND SEX:     [45 MALE]

OWNER:          [JOHN DOE]      RATE CLASS:      [NON-SMOKER]

POLICY NUMBER:  [SPVL12345]     POLICY DATE:     [May 15, 1996]

MATURITY DATE:  [May 15, 2059]  INSURANCE CLASS: [STANDARD]

FACE AMOUNT:    [$100,000]

BENEFICIARY:    [MARY DOE]


PREMIUM:
MINIMUM INITIAL PREMIUM: [2 Monthly Minimum Premiums]
MONTHLY MINIMUM   [$_______]           MONTHLY MINIMUM
PREMIUM:                               GUARANTEE PERIOD: First 5 Policy Years
INITIAL GUIDELINE
LEVEL PREMIUM:    [$  ______  ]
PLANNED PREMIUM:  [$_______]           FREQUENCY:         [annually]

POLICY OPTIONS:
SEPARATE ACCOUNT:                      [Separate Account VL]
[VIST Common Stock Portfolio]          [VIST Tilt Utility Portfolio]
[VIST Growth and Income Portfolio]     [VIST U.S. Government Bond Portfolio]
[VIST High Income Bond Portfolio]      [VIST World Equity Portfolio]
[VIST Multiple Strategies Portfolio]   [Federated  Primary Money Fund II
[VIST Small Cap Portfolio]                Portfolio]
FIXED ACCOUNT:                         [Guaranteed Interest Rate: 4.0%]

DELAYED INVESTMENT START DATE:         [Not Applicable]
DELAYED INVESTMENT START SUB-ACCOUNT:  [Not Applicable]

CHARGES AND DEDUCTIONS:

PREMIUM LOAD:  [Equal to 6.5% of each Premium Payment]
MONTHLY ADMINISTRATIVE CHARGE:     [$6 each Policy Month]
MONTHLY MAINTENANCE FEE:      [NONE]
MONTHLY DISTRIBUTION CHARGE:  [NONE]
MONTHLY FEDERAL TAX CHARGE:   [NONE]
MONTHLY COST OF INSURANCE CHARGE: [Maximum rate based on TABLE OF GUARANTEED RATES for attained age and Net Amount at Risk.]
DAILY MORTALITY AND EXPENSE RISK CHARGE:    [Daily charge on net assets in each
Sub-Account equal to an annual rate of .90%]

                      See TRANSFERS and WITHDRAWALS

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                             POLICY DATA PAGES
                                  (CONT.)
                            CAPITAL FLEX PAY VUL

SEPARATE ACCOUNT MANAGEMENT FEE:       [NONE]
RIDERS:
  Annuitization Bonus                  [3% of Account Value applied]

TRANSFERS:
FREE TRANSFERS:     [12 per Policy Year]
TRANSFER FEE:  [$10.00]
MINIMUM ACCOUNT VALUE TO BE TRANSFERRED: [$1,000 or the Account Value in the selected Policy Option, if less]

RESTRICTIONS ON TRANSFERS FROM THE FIXED ACCOUNT: [Prior to the Maturity Date, Account Value to be transferred from the Fixed Account in any Policy Year may not exceed the greater of:
(1) 25% of Fixed Account Value on the Policy Date for transfers during the first Policy Year, or,
(2) for transfers after the first Policy Year, the greater of (a) 25% of Fixed Account Value on the immediately preceding Policy Anniversary; or (b) 100% of the Fixed Account Value transferred to other Policy Options during the immediately preceding Policy Year.
No transfers of Account Value are permitted from the Fixed Account to other Policy Options after payments begin under an Annuity Payout Option.]

MINIMUM ACCOUNT VALUE TO REMAIN IN POLICY OPTION AFTER TRANSFER:  [None]

VARIABLE SERVICE CENTER: [The Variable Service Center on the Policy Date is located at P.O. Box 1317, Des Moines, IA 50305-1317]

WITHDRAWALS:

WITHDRAWAL CHARGE AMOUNT:   [$_____,  equal to 125% of 12 Monthly Minimum
Premiums.]

WITHDRAWAL CHARGE PERCENTAGES:

Policy Year    1    2    3    4    5    6    7    8    9   10   11   12   13+
Percentage    100  92   88   84   80   76   72   64   56   48   32   16    0

[The Withdrawal Charge is the Withdrawal Charge Amount multiplied by the applicable Withdrawal Charge Percentage. The initial Withdrawal Charge on the Policy Date is the Withdrawal Charge amount shown.]

MINIMUM PARTIAL WITHDRAWAL:    [$500 ]
FREE WITHDRAWAL AMOUNT ON PARTIAL WITHDRAWALS: [equal to 15% of the premiums paid as of the date of a partial withdrawal, less any amounts attributable to any withdrawals previously taken during the Policy Year
RESTRICTIONS ON PARTIAL WITHDRAWALS:  [A partial withdrawal may not be made if:
1. the Death Benefit would be reduced below that required to qualify the Policy as a life insurance contract; or
2.   the Death Benefit would be reduced below $50,000; or
3. the remaining Cash Surrender Value would be less than the greater of (a) $500 or (b) 3 times the most recent Monthly Deduction.]

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                              POLICY DATA PAGES
                                   (CONT.)
                             CAPITAL FLEX PAY VUL

WAIVER OF WITHDRAWAL CHARGE:    [ Not Applicable ]

LOANS:
MINIMUM PREFERRED LOAN:                        [$500]
MINIMUM NON-PREFERRED LOAN:                    [$500]
LOAN INTEREST RATE:   Preferred Loan Amount:   [Equal to an annual rate of 4.0%]
                      Non-Preferred Loan       [Equal to an annual rate of 6.0%]
                      Amounts:
LOAN ACCOUNT CREDITED INTEREST RATE:           [4% per annum]

PERSISTENCY BONUS REFUND

PERSISTENCY PERIOD:       [10 Policy Years from the Policy Date]
REFUND GUARANTEE RATE:    [0.0415% monthly (equivalent to 0.050% per annum)]

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                                    CD-3

                              POLICY DATA PAGES
                                   (CONT.)
                             CAPITAL FLEX PAY VUL


                  TABLE OF MINIMUM DEATH BENEFIT PERCENTAGES
                       (As a percent of Account Value)

             MINIMUM                  MINIMUM                  MINIMUM
              DEATH                    DEATH                    DEATH
ATTAINED     BENEFIT     ATTAINED     BENEFIT     ATTAINED     BENEFIT
  AGE       PERCENTAGE     AGE       PERCENTAGE     AGE       PERCENTAGE
   35          250          57          142          79          106
   36          250          58          138          80          105
   37          250          59          134          81          105
   38          250          60          130          82          105
   39          250          61          128          83          105
   40          250          62          126          84          105
   41          243          63          124          85          105
   42          236          64          122          86          105
   43          229          65          120          87          105
   44          222          66          119          88          105
   45          215          67          118          89          105
   46          209          68          117          90          105
   47          203          69          116          91          104
   48          197          70          115          92          103
   49          191          71          113          93          103
   50          185          72          111          94          103
   51          178          73          109          95          102
   52          171          74          109          96          102
   53          164          75          108          97          101
   54          157          76          107          98          101
   55          150          77          107          99          101
   56          146          78          106


THE MINIMUM BENEFIT PERCENTAGES ARE DETERMINED TO COMPLY WITH SECTION 7702 OF THE INTERNAL REVENUE CODE.

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                          POLICY DATA PAGES (CONT.)
                            CAPITAL FLEX PAY VUL

                      TABLE OF GUARANTEED RATES - MALE
              Guaranteed Maximum Monthly Cost of Insurance Rates
                      per $1,000 of Net Amount at Risk*

 ATTAINED     NON-       ATTAINED      NON-       ATTAINED      NON-
   AGE       SMOKER         AGE       SMOKER         AGE       SMOKER

    0         0.22          34         0.14          68         2.50
    1         0.09          35         0.14          69         2.76
    2         0.08          36         0.15          70         3.05
    3         0.08          37         0.16          71         3.38
    4         0.08          38         0.17          72         3.76
    5         0.07          39         0.18          73         4.19
    6         0.07          40         0.20          74         4.67
    7         0.07          41         0.21          75         5.18
    8         0.06          42         0.23          76         5.72
    9         0.06          43         0.25          77         6.28
   10         0.06          44         0.27          78         6.88
   11         0.07          45         0.29          79         7.52
   12         0.08          46         0.31          80         8.22
   13         0.09          47         0.34          81         9.02
   14         0.10          48         0.36          82         9.92
   15         0.11          49         0.39          83         10.91
   16         0.12          50         0.43          84         11.99
   17         0.13          51         0.47          85         13.12
   18         0.14          52         0.51          86         14.30
   19         0.14          53         0.56          87         15.50
   20         0.14          54         0.62          88         16.72
   21         0.14          55         0.69          89         17.97
   22         0.14          56         0.76          90         19.29
   23         0.13          57         0.83          91         20.68
   24         0.13          58         0.91          92         22.22
   25         0.13          59         1.01          93         24.04
   26         0.12          60         1.11          94         26.50
   27         0.12          61         1.22          95         30.21
   28         0.12          62         1.36          96         36.36
   29         0.12          63         1.51          97         47.21
   30         0.12          64         1.67          98         66.21
   31         0.12          65         1.86          99         90.91
   32         0.13          66         2.06
   33         0.13          67         2.27

* For cost of insurance rates which are not standard class, the schedule may show:
     a)  rating factors to be applied to this table, and/or
     b)  additional monthly charges.

                                    CD-5

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SECTION 1                     DEFINITIONS
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ACCOUNT                       The Fixed Account and/or one or more of the Sub-
                              Accounts of the Separate Account.

ACCOUNT VALUE                 The sum of the Owner's interest (i) in the Sub-
                              Account of the Separate Account; (ii) in the Fixed
                              Account; and, if there is an outstanding Policy loan, (iii) in the Loan Account.

ACCUMULATION UNIT             A unit of measurement used to calculate the
                              Account Value of a Sub-Account of the Separate
                              Account.

ACCUMULATION UNIT VALUE       The value of an Accumulation Unit on a Business
                              Day.


AGE The attained age of the Insured on the date for which age is being determined.

ANNUITY PAYMENTS              A series of payments made to the payee selected
                              under a Payout Option.

ANNUITY PERIOD                The period after election of a Payout Option
                              during which Annuity Payments are made.

BENEFICIARY                   The person, persons or entity who will receive the
                              Death Benefit. The Beneficiary is stated in the application for this Policy, unless changed in accordance with the Policy provisions.

BUSINESS DAY                  Each day the New York Stock Exchange is open for
                              trading, which is Monday through Friday, except for normal business holidays.

COMPANY                       First Variable Life Insurance Company.

CASH SURRENDER VALUE          The amount available upon surrender of the Policy
                              which is equal to the Account Value less all Indebtedness; and reduced by any applicable
                              Withdrawal Charges due upon surrender.

DEATH BENEFIT                 The amount of insurance provided under a Policy on
                              the life of the Insured.

DEATH BENEFIT PROCEEDS        The amount payable on the death of the Insured.
                              This amount is the Death Benefit less Indebtedness and less any due and unpaid Monthly Deduction.

FACE AMOUNT                   A dollar amount used to determine the Death
                              Benefit under a Policy.  It is shown on the Policy
                              Data Pages

FIXED ACCOUNT                 The Fixed Account is the non-loaned portion of the
                              Account Value that is part of the Company's general account. The Fixed Account provides guarantees of principal and interest.

INDEBTEDNESS                  All amounts owed to the Company by the Owner.
                              This includes all
                              outstanding loans on this Policy, including any interest due or accrued.

INSURED The person whose life is insured under this Policy as shown on the Policy Data Pages.

LOAN ACCOUNT                  An account established in the Company's general
                              account for any amounts requested for loans.

MATURITY DATE                 The Policy Anniversary on or following the Insured
                              100th birthday. The date on which the Policy will mature is shown on the Policy Data Pages.

MONTHLY DEDUCTION             The amount deducted from Account Value on the
                              first Business Day of each Policy Month to cover charges and expenses incurred in connection with the Policy.

NET AMOUNT AT RISK            The amount of insurance coverage determined under
                              this Policy for each Policy Month.  On the first
                              Business Day of each Policy Month, it is the excess of: (a) the Death Benefit as of that day, over (b) the Account Value on that day after deduction of all monthly and other charges then due.

NET PREMIUM                   The amounts paid for a Policy, less the applicable
                              Premium Load, if any, shown on the Policy Data
                              Pages.

OWNER The person, persons or entity entitled to all ownership rights under the Policy. The Owner is stated on the application for this Policy, unless changed in accordance with Policy provisions.

POLICY ANNIVERSARY            An anniversary of the Policy Date.

POLICY DATE                   The date on which the Policy became effective. The
                              Policy Date is shown on the Policy Data Pages.
                              Policy Months and Policy Years are measured from this date.

POLICY OPTION                 The Fixed Account or any of the Sub-Accounts of
                              the Separate Account which can be selected under the Policy.

POLICY YEAR                   One year from the Policy Date and from each Policy
                              Anniversary.

PORTFOLIO                     The separate and distinct class of shares that is
                              available as an underlying investment of a Sub-
                              Account. On the Policy Date, each Sub-Account invests exclusively in a Portfolio stated on the Policy Data Pages.

PREMIUM PAYMENT               An amount paid to the Company to provide benefits
                              under this Policy.

SEPARATE ACCOUNT              A separate investment account of the Company,
                              designated on the Policy Data Pages.

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SUB-ACCOUNT                   A segment of the Separate Account.

VALUATION PERIOD              The period of time between the close of one
                              Business Day and the close of business for the next succeeding Business Day.

VARIABLE
SERVICE CENTER                The Company's administrative service center for
                              this Policy. The mailing address for the Variable
                              Service Center on the Policy Date is shown on the Policy Data Pages.

                    Other terms are defined in the Policy.


Section 2                                PREMIUM PAYMENTS
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GENERAL                       The minimum initial Premium Payment shown on the
                              Policy Data Pages is due on or before the Policy Date. The Owner may make additional Premium Payments during the lifetime of the Insured at any time, subject to the Premium Limitations.


PLANNED PREMIUMS              The Owner may elect, within limits specified by
                              the Company, to pay premium on a pre-determined schedule. The Planned Premiums on the Policy
                              Date, if any, are shown on the Policy Data Pages.


MONTHLY MINIMUM PREMIUM       The Monthly Minimum Premium on the Policy Date is
                              shown on the Policy Data Pages. Payment of a sufficient amount of Monthly Minimum Premiums guarantees that the Policy will remain in force during the Monthly Minimum Guarantee Period shown on the Policy Data Pages, as long as there are no withdrawals or Policy loans taken during that time. Payment of Monthly Minimum Premiums is sufficient if, at any time during the Monthly
                              Minimum Guarantee Period, (a) is equal to or greater than (b) where:

                              (a) is the sum of Premium Payments, minus any Indebtedness, minus any partial withdrawals and any Withdrawal Charges deducted; and
                              (b) is the Monthly Minimum Premium multiplied by the number of elapsed Policy Months, plus the Monthly Minimum Premium for the current Policy Month.

                              If an insufficient amount of the Monthly Minimum Premium is paid, or if there are partial withdrawals or Policy loans taken during the first five Policy Years, the Policy will lapse if the Cash Surrender Value is less than the next Monthly Deductions and accrued interest on any Policy loan. The Monthly Minimum Premium amount will be increased if the Face Amount is increased during the Monthly Minimum Guarantee Period shown on the Policy Data Pages.

PREMIUM LIMITATIONS           The Company reserves the right to require
                              satisfactory evidence of insurability before accepting any additional Premium Payment that would increase the then current Net Amount at Risk. The Company may require that any Indebtedness be repaid prior to accepting any

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                              additional premium.

                              The maximum amount of Premium Payment in any
                              Policy Year is limited to 3 times the guideline level premium for a Policy, unless necessary to
                              keep the Policy in force.   The guideline level
                              premium is defined under section 7702 of the Internal Revenue Code and determined by the Company. The guideline level premium on the Policy Date is shown on the Policy Data Pages. The Company will not accept any additional Premium Payment which would result in the total Premium Payments exceeding the premium limitation of a life insurance contractunder section 7702 of the Internal Revenue Code.

ALLOCATION OF PREMIUM         Each Premium Payment is allocated to the Fixed
                              Account and/or one or more Sub-Accounts of the Separate Account after deduction of the Premium
                              Load, if any, shown on the Policy Data Pages. The portion of a Net Premium allocated to a Sub-
                              Account of the Separate Account is converted into Accumulation Units. The number of Accumulation
                              Units in a Sub-Account credited to this Policy is determined by dividing (a) by (b), where:

                              (a) is the amount of Premium Payment to be allocated to that Sub-Account; and
                              (b) is the dollar value of the Accumulation Unit Value for that Sub-Account.

                              It is calculated by the Company as of the end of the Valuation Period during which a Premium Payment is received by the Company at its Variable Service Center.

                              Except as described in the Delayed Investment Start Date paragraph, the initial Net Premium is allocated in accordance with the selection made by the Owner in the application. Unless otherwise changed by the Owner, any additional Premium Payment is allocated in the same manner as the initial Premium Payment. Allocation of Premium Payments is subject to the terms and conditions imposed by the Company.

DELAYED INVESTMENT START DATE If a Delayed Investment Start Date is shown on the
                              Policy Data Pages, the Premium Payment for this Policy, less the Premium Load, will be allocated to the Delayed Investment Start Sub-Account shown on the Policy Data Pages in lieu of allocation to any other Sub-Account Policy Option. Account Value will be transferred from the Delayed Investment Start Sub-Account on the Business Day immediately following the Delayed Investment Start Date to any other Sub-Account Policy Option in accordance with the initial instructions of the Owner.

                              The allocation of a Premium Payment to the Fixed Account is not affected by a Delayed Investment Start Date. Any Premium Payment received after a Delayed Investment Start Date will be allocated to any Policy Option then available under this Policy in accordance with the Owner's direction.

GRACE PERIOD                  MINIMUM MONTHLY GUARANTEE PERIOD.  During the
                              Minimum Monthly Guarantee Period shown on the
                              Policy Data Pages, the Policy will not lapse provided that on the first Business Day of each Policy Month during the period (a) is greater than
                              (b), where:

                              (a) is the sum of all premiums paid to date, minus any Indebtedness, minus any partial withdrawals and any Withdrawal Charges deducted; and
                              (b) is the Monthly Minimum Premium times the number of elapsed Policy Months, plus the Monthly Minimum Premium for the current Policy Month.

                              If (a) is equal to or less than (b), and the Cash Surrender Value is zero, a grace period of 61 days from the first Business Day of the Policy Month will be allowed for the payment of sufficient premium to satisfy the Grace Period minimum premium requirement. The Policy will not lapse as long as there is a positive Cash Surrender Value.

                              AFTER THE MINIMUM MONTHLY GUARANTEE PERIOD. After the Minimum Monthly Guarantee Period shown on the Policy Data Pages, the Policy will not lapse provided that the Cash Surrender Value on the first Business Day of each Policy Month is sufficient to cover the current Monthly Deduction and accrued interest on Policy loans. If the Cash Surrrender Value is not sufficient, a grace period of 61 days from the first Business Day of the Policy Month will be allowed to for the payment of sufficient premium to satisfy the Grace Period minimum premium requirement

                              ALL POLICY YEARS. The Company will send a grace period notice to the Owner's last known address. The notice will show the Grace Period minimum premium requirement. This is the amount necessary to cover the Monthly Deduction due under the Policy plus an amount equal to three times the current monthly deduction. If sufficient premium is not paid by the end of the grace period, the
                              Policy will lapse without value.   If the Insured
                              dies during the grace period, the Company will pay the Death Benefit Proceeds.

REINSTATEMENT                 If the Grace Period ends and the Owner has neither
                              paid the required Premium nor surrendered the
                              Policy for its Cash Surrender Value, the Owner may
                              reinstate the Policy by:

                              (a) submitting a written request at any time within 3 years after the end of the Grace Period and prior to the Maturity Date;
                              (b)  providing evidence of insurability
                                   satisfactory to the Company;
                              (c) paying a sufficient Premium to cover all charges that were due and unpaid during the Grace Period;
                              (d) paying an additional Premium sufficient the keep the Policy in force for 3 Policy Months from the date of reinstatement; and
                              (e) repaying any Indebtedness against the Policy that existed at the end of the Grace Period.

SECTION 3                     DEATH BENEFITS
-------------------------------------------------------------------------------

GENERAL As long as the Policy remains in force, a Death Benefit is payable upon the death of the Insured. Upon receipt of proof of death of the Insured and receipt of any applicable Payout Option election, the Company will pay the Death Benefit Proceeds to the Beneficiary. During the lifetime of the Insured, the Owner may elect for the Death Benefit Proceeds to be paid in a single sum or under a Payout Option by written request to the Company at its Variable Service Center. If no Payout Option is in effect upon the death of the Insured, the Beneficiary may elect a Payout Option under the Payout Option provisions of this Policy.

                              The Death Benefit is based on: the Death Benefit Option in effect on the date of the Insured's death; any increases or decreases to the Face Amount; and the amounts, if any, payable under any Optional Insurance Benefit rider.

DEATH BENEFIT OPTIONS         DEATH BENEFIT OPTION 1.   Under this option, the
                              Death Benefit is the greater of: (a) the Face
                              Amount or (b) the Account Value times the applicable percentage of Death Benefit factors shown on the Policy Data Pages.

                              DEATH BENEFIT OPTION 2.   Under this option, the
                              Death Benefit is the greater of: (a) the Face Amount plus the Account Value or (b) the Account Value times the applicable percentage of Death Benefit factors shown on the Policy Data Pages.

CHANGE IN DEATH BENEFIT       The Owner may make written request to the Variable
OPTIONS AND FACE AMOUNT       Service Center during the Insured's lifetime to
                              change the Death Benefit Option. A change from Death Benefit Option 2 to Death Benefit Option 1 will cause the Face Amount to be increased by the amount of the Account Value. A change from Death
                              Benefit Option 1 to Death Benefit Option 2: (a) will cause the Face Amount to decrease by the amount of the Account Value; and (b) is not permitted during the first 5 Policy Years if the decrease would result in a Face Amount that is 75% or less of the Face Amount on the Policy Date.

                              After the first Policy Year, the Owner may request to increase or decrease the Face Amount by making written request to the Variable Service Center during the Insured's lifetime.

                              A change will take effect on the first Business Day of the Policy Month coinciding with or next following the date the Company approves the request.

                              For a change that would increase the Face Amount, the Company may require evidence of insurability. The Company may restrict any requested increases in Face Amount to minimums and maximums that vary with the Insured's Age and premium risk class. If the Face Amount is increased during the Monthly Minimum Guarantee Period shown on the Policy Data Pages, the Monthly Minimum Premium will be increased. The increase in Monthly Minimum Premium will begin on the first Business Day of the Policy Month on which the increase in Face Amount is effective. The increase in Monthly Minimum Premium will remain in effect for for the remainder of the Monthly Minimum Guarantee Period shown on the Policy Data Pages. The Company will calculate the increase in Monthly Minimum Premium based on the Insured's attained age, sex, additional Face Amount and premium risk class.

                              No decrease in the Face Amount will be permitted during the first 5 Policy Years if the reduction would result in a Face Amount that is 75% or less of the Face Amount on the Policy Date. Any reduction will be in the following order:

                              (a)  against the most recent increase in
                                   insurance;
                              (b)  against the next most recent increases;
                              (c)  against the initial Face Amount.

                              The Company may deny any request to change the Face Amount if:

                              (a) the Death Benefit would be reduced below that required to qualify the Policy as life insurance; or
                              (b) the Death Benefit would be reduced below $50,000, except with the Company's consent; or
                              (c) the remaining Cash Surrender Value would be less than the greater of (i) $500 or (ii) an amount equal to cover 3 times the current Monthly Deductions.

PAYMENT OF DEATH              The amount of the Death Benefit is determined on
BENEFIT PROCEEDS              the date the Company receives proof of the
                              Insured's death.  The Death Benefit Proceeds
                              actually paid to the Beneficiary are equal to the
                              Death Benefit reduced by any Indebtedness.   The
                              Death Benefit Proceeds will be determined by the Company as of the date of the Insured's death.
                              All Death Benefits will be paid in accordance with applicable law or regulations governing death benefit payments.

                              The Company will require due proof of death before payment of a Death Benefit. For these purposes, due proof of death means:
                              (a)  a certified death certificate;
                              (b) a certified decree of a court of competent jurisdiction as to the finding of death; or
                              (c)  any other proof satisfactory to the Company.

BENEFICIARY OTHER THAN        Unless the Owner provides otherwise,  the Death
A SINGLE PERSON               Benefit will be paid in equal shares to the
                              survivor(s) as follows:
                              (a)  to the primary Beneficiary(ies) who survive
                                   the death of the Insured or Annuity payee, as applicable; or if there are none,
                              (b)  to the contingent Beneficiary(ies) who
                                   survive the death of the Insured or Annuity payee, as applicable; or if there are none,to the estate of the Owner.
                              (c)  to the estate of the Owner.

SECTION 4                     POLICY OPTIONS
-------------------------------------------------------------------------------

THE SEPARATE ACCOUNT AND      The Separate Account is a separate investment
THE SUB-ACCOUNTS              account of the Company. It is shown on the Policy
                              Data Pages. The Company has allocated a part of its assets for this and certain other policies to the Separate Account. The assets of the Separate
                              Account are the property of the Company.  The
                              Company guarantees that the portion of the Separate Account assets equal to the Company's reserves and other policy liabilities with respect to the Separate Account shall not be chargeable with the liabilities arising out of any other business the Company may conduct.

                              Assets of the Separate Account are valued at their fair market value in accordance with procedures of the Company. The Separate Account is segmented into Sub-Accounts. Each Sub-Account available under this Policy on the Policy Date invests its assets exclusively in shares of one of the Portfolios shown on the Policy Data Pages.

                              The investment policy of the Separate Account shall not be changed without approval of the Insurance Commissioner of the Company's state of domicile. On the Policy Date, the Company's state of domicile is Arkansas. A statement of the approval process is on file with that state's Insurance Department.

SUB-ACCOUNT INVESTMENT        The Owner may allocate Net Premium  to one or more
OPTIONS                       of the Sub-Accounts that correspond to the
                              Portfolios shown on the Policy Data Pages.  The
                              Company may, from time to time, invest Separate
                              Account assets in additional mutual funds, portfolios of mutual funds, or other investments.
                              The Owner may be permitted to transfer Account
                              Value or allocate Net Premium to these additional
                              Separate Account investments. However, the right to make any transfer will be limited by the terms and conditions imposed by the Company.

                              If the shares of any Portfolio, or of any other Separate Account investment, become unavailable for investment by the Separate Account, or if the Company's Board of Directors deems further investment in these shares inappropriate, the Company may limit further purchase of these shares and may substitute shares of another Portfolio or other investment vehicle for shares already purchased under this Policy. The Company also may, in its discretion, remove Portfolios for transfers or new investments.

FIXED ACCOUNT OPTION          The Owner may allocate a Premium Payment to the
                              Fixed Account. Interest will be credited to amounts allocated to the Fixed Account as described in the Account Value - Fixed Account
                              Value provision of this Policy.


Section 5                     TRANSFERS
-------------------------------------------------------------------------------

TRANSFERS AMONG               The Owner may transfer Account Value among Policy
POLICY OPTIONS                Options without the imposition of any fee or
                              charge if there have been no more than the number of free transfers shown on the Policy Data Pages for the Policy Year. No transfers are permitted, however, until the end of a Delayed Investment
                              Start Date, if any, shown on the Policy Data
                              Pages. The amount of Account Value which may be transferred from the Fixed Account to other Policy
                              Options will be subject, without limitation, to the specific restrictions, if any, shown on the Policy Data Page.

                              All amounts and Accumulation Unit Values will be determined as of the end of the Valuation Period preceding the effective date of a transfer.

GENERAL REQUIREMENTS          If more than the permitted number of free
FOR TRANSFERS                 transfers have been made in the Policy Year, the
                              Company will deduct the Transfer Fee shown on the
                              Policy Data Pages for each subsequent transfer.
                              The Transfer Fee will be deducted pro-rata from
                              Account Value in each Policy Option prior to a
                              transfer.   If the entire interest in a
                              Sub-Account or the Fixed Account is being transferred, the pro-rata portion of the Transfer
                              Fee will be deducted from the amount which is transferred.

                              The minimum amount of Account Value which can be transferred is shown on the Policy Data Pages.
                              The minimum amount of Account Value, if any, which must remain in a Policy Option after a transfer from it is shown on the Policy Data Pages.

                              Any transfer instruction must be in form satisfactory to the Company, and received by the Company at its Variable Service Center. Without limitation, any such instruction must clearly specify the amount which is to be transferred and the Policy Options which are to be affected. The Company will not be liable for transfers made in accordance with instructions by, or on behalf of, the Owner.

                              The Company reserves the right, at any time and without prior notice to any party, to terminate, suspend or modify the transfer privileges described above.

SECTION  6                    ACCOUNT VALUE
-------------------------------------------------------------------------------

GENERAL The Account Value on any Business Day is the sum of the Owner's interest (a) in the Sub-Accounts of the Separate Account; (b) in the Fixed Account and, if there is an outstanding Policy loan, (c) in the Loan Account. The value of the Owner's interest in a Sub-Account is determined by multiplying the number of Accumulation Units attributable to that Sub-Account by the Accumulation Unit Value for that Sub-Account.

ACCUMULATION UNIT VALUE       The number of Accumulation Units in a Sub-Account
                              credited to this Policy is determined by dividing the amount to be allocated to that Sub-Account by the Accumulation Unit Value for that Sub-Account as of the end of the Valuation Period preceding the effective date of the allocation. An amount to be allocated may be derived from a Premium
                              Payment or a transfer of Account Value into a Sub-
                              Account. The Accumulation Unit Value for each Sub-
                              Account was arbitrarily set initially at $10.
                              Subsequent Accumulation Unit Values are determined by subtracting (b) from (a) and dividing the result by (c) where:

                              (a)  is the net result of:
                                   (i)  the assets of the Sub-Account
                                        attributable to Accumulation Units;
                                        plus or minus
                                   (ii) the cumulative charge or credit for
                                        taxes reserved which is determined by
                                        the Company to have resulted from the
                                        operation or maintenance of that Sub-
                                        Account.

                              (b) is the daily charge for the Mortality and Expense Risk Charge shown on the Policy Data Pages; and

                              (c) is the number of Accumulation Units
                              outstanding at the end of the Valuation Period.

                              The Accumulation Unit Value may increase or decrease from Valuation Period to Valuation Period.

FIXED ACCOUNT VALUE           The Company guarantees that it will credit
                              interest to the Account Value in the Fixed Account at a rate not less than the minimum guaranteed interest rate shown on the Policy Data Pages.
                              Additional amounts of interest may be credited by the Company from time to time in its sole discretion. The Company determines interest rates in advance, and credits interest daily to Fixed
                              Account Value in dollars.

MINIMUM VALUE REQUIRED        The Company reserves the right to transfer Account
IN ANY POLICY OPTION          Value from any Policy Option if on any Business
                              Day the Account Value in the Policy Option is less than $250. In such event, the Account Value will be transferred to the Policy Option with the highest Account Value.

PERSISTENCY REFUND BONUS      After a Policy has been continuously in force for
                              the Persistency Period shown on the Policy Data
                              Pages, the Company will begin crediting monthly
                              Persistency Refund Bonus amounts to Account Value in the

                              Separate Account and in the Fixed Account.
                              Account Value in the Loan Account is not credited with a Persistency Refund Bonus. The Persistency Refund Bonus is determined each Policy Month while the Insured is living, beginning on the first Business Day of the first Policy Month following the Persistency Period. The Company calculates the amount of a Persistency Refund Bonus for each Policy Month following the Persistency Period by multiplying (a) times (b), where:

                              (a) is the Account Value on the first Business Day of the Policy Month held in the Separate Account and in the Fixed Account; and

                              (b) is a factor guaranteed to be not less than the monthly Refund Guarantee Rate shown on the Policy Data Pages.

                              The Company may credit additional Persistency Refund Bonus amounts from time to time in its discretion. Any Persistency Refund Bonus will be added to each Policy Option in the same proportion as the Account Value in that Policy Option bears to the entire Account Value as of the beginning of the Policy Month.


SECTION 7                     CHARGES AND DEDUCTIONS
--------------------------------------------------------------------------------

Various charges and deductions are made from Premium Payments, Account Value and the Separate Account. These are:

PREMIUM LOAD                  A Premium Load, as shown on the Policy Data Pages,
                              is deducted from each Premium Payment.

MONTHLY DEDUCTIONS            On the first Business Day of each Policy Month,
                              the Company will deduct a Monthly Deduction to cover charges and expenses incurred in connection with the Policy. Generally, the Monthly Deduction will be deducted by subtracting values from the Fixed Account and/or canceling Accumulation Units from each applicable Sub-Account in the ratio that the value of each Policy Option bears to the Account Value. The amount of the Monthly
                              Deduction will vary from month to month.

                              The monthly deductions are comprised of the following charges:

                              ADMINISTRATIVE CHARGE: The Company deducts an Administrative Charge for the amount, and during the period, shown on the Policy Data Pages. The Administrative Charge and the Maintenance Fee compensates the Company for the costs associated with the administration of this Policy and the Separate Account.

                              MAINTENANCE FEE:  The Company deducts a
                              Maintenance Fee from the Account Value for the amount, and during the period, shown on the Policy Data Pages.

                              The Maintenance Fee will be deducted from the Account Value each month while this Policy is in force. During the Annuity Period, the Maintenance Charge, if any, will be collected on a monthly basis and will result in a reduction of each Annuity Payment.

                              DISTRIBUTION CHARGE:  The Company deducts a
                              Distribution Charge each month from the Account Value during the period and at the annual rate shown on the Policy Data Pages.

                              The Distribution Charge for any month is equal to
                              (a) the Distribution Charge annual rate divided by 12; multiplied by (b) the Account Value on the Valuation Period prior to the first Business Day of the month.

                              FEDERAL TAX CHARGE: The Company deducts a Federal Tax Charge each month from the Account Value during the period and at the annual rate shown on the Policy Data Pages.

                              The Federal Tax Charge for any month is equal to
                              (a) the Federal Tax Charge annual rate divided by 12; multiplied by (b) the Account Value on the Valuation Period prior to the first Business Day of the month.

                              COST OF INSURANCE: The Company deducts a Cost of Insurance Charge each month from the Account Value during the period and at the annual rate shown on the Policy Data Pages.

                              The Cost of Insurance Charge for any month is equal to (a) the Cost of Insurance Charge annual rate divided by 12; multiplied by (b) the Net Amount at Risk on the Valuation Period prior to the first Business Day of the month.

                              The maximum cost of insurance charges do not exceed the cost of insurance rates based on the 1980 Commissioner's Standard Ordinary Morality Table, Age Last Birthday.

DAILY DEDUCTIONS              Each Business Day, the Company will deduct charges
                              which are equal to a percentage of the net assets in each Sub-Account of the Separate Account for this class of Policy. The daily charges are:

                              MORTALITY AND EXPENSE RISK CHARGE: The Company deducts on each Business Day, both prior to and during the Annuity Period, a Mortality and Expense Risk Charge from the Separate Account which is equal, on an annual basis, to the amount shown on the Policy Data Pages. The Mortality and Expense Risk Charge compensates the Company for assuming the mortality and expense risks under this Policy. The Company guarantees that the dollar amount of each Annuity Payment after the first Annuity Payment will not be affected by variations in mortality or expense experience.

SEPARATE ACCOUNT              Any fee deducted by the Company from the Separate
MANAGEMENT FEE                Account for investment management is shown on the
                              Policy Data Pages.

INCOME TAXES                  The Company reserves the right to reduce the
                              Account Value for federal income taxes of the Separate Account if it determines, in its sole discretion, that it will incur a tax as a result of the operation of the Separate Account. The
                              Company will deduct for any income taxes incurred by it as a result of the operation of the Separate
                              Account whether or not there was a Company reserve for taxes and whether or not it was sufficient.

TRANSFER FEE                  The Transfer Fee applicable to a permitted
                              transfer of Account Value among Policy Options is shown on the Policy Data Pages. The charge is deducted by the Company reducing Fixed Account
                              Value and/or Accumulation Unit Value from each applicable Sub-Account in the ratio that the value that Account Value in each applicable Policy
                              Option bears to the total Account Value.
                              Accumulation Unit Value is reduced by the Company canceling Accumulation Units credited to this Policy.


WITHDRAWAL CHARGE             The Withdrawal Charge shown on the Policy Data
                              Pages, if any, will be deducted from Account Value by the Company in the event of a surrender of the Policy or a partial withdrawal of the Cash
                              Surrender Value.


SECTION 8                     SURRENDERS AND PARTIAL WITHDRAWALS
-------------------------------------------------------------------------------

SURRENDERS                    The Owner may surrender this Policy for its Cash
                              Surrender Value at any time while the Insured is living by written request to the Company at its Variable Service Center. The Cash Surrender Value of the surrendered Policy will be determined as of the Business Day when a surrender request is received at the Company's Variable Service Center.
                              The Owner may request to have all or part of the Cash Surrender Value applied to a Payout Option.
                              The Company's liability for the Death Benefit terminates upon a surrender of the Policy.

PARTIAL WITHDRAWAL            After the first Policy Year, the Owner may request
                              to make a partial withdrawal of the Cash Surrender
                              Value. The amount requested must be not less than the Minimum Partial Withdrawal amount shown on the Policy Data Pages. Any request is subject to the Restrictions on Partial Withdrawals, if any, shown on the Policy Data Pages. A permitted partial withdrawal will cause a reduction in the Account
                              Value and Death Benefit by the amount of the Cash
                              Surrender Value withdrawn and any applicable
                              Withdrawal Charge.

                              A permitted partial withdrawal will result in the cancellation of Accumulation Units from each applicable Sub-Account Policy Option or a reduction in Fixed Account Value in the ratio that the Account Value in the Policy Option bears to the total Account Value. The Owner may request in writing in advance if a different method for canceling Accumulation Units or reducing Fixed Account Value is desired. The Company reserves the right to approve or disapprove any such request.

WITHDRAWAL CHARGE             The Withdrawal Charge, if any, is shown on the
                              Policy Data Pages. The charge may vary depending on the elapsed period during which the Withdrawal
                              Charge applies.

                              The Company will apply the Withdrawal Charge to a surrender or a partial withdrawal by subtracting values from the Fixed Account and/or canceling Accumulation Units credited to this Policy. The subtraction is made from each applicable Sub-Account in the ratio that the value of each Policy Option bears to the total Account Value in the Fixed Account and in the Separate Account at the time of the withdrawal. If there is insufficient value in a Sub-Account or in the Fixed Account to cover the Withdrawal Charge, the Company may, in its discretion, deduct it from other Policy Options. The Owner may request in writing in advance if a different method for assessing the Withdrawal Charge is desired.
                              The Company reserves the right to approve or disapprove any such request.

FREE WITHDRAWAL AMOUNT        The Free Withdrawal Amount on Partial Withdrawals,
                              if any, is shown on the Policy Data Pages.  No
                              Withdrawal Charge will be imposed on a partial
                              withdrawal unless the amount withdrawn during a
                              Policy Year exceeds the Free Withdrawal Amount on
                              Partial Withdrawals. Free Withdrawal Amounts do
                              not reduce the Withdrawal Charge to which this
                              Policy is subject.  The Withdrawal Charge will
                              apply to any amount withdrawn during a Policy Year
                              in excess of the Free Withdrawal Amount on Partial
                              Withdrawals.    The unused portion of the Free
                              Withdrawal Amount for one Policy Year will not carry-over to the next Policy Year.

SUSPENSION OR DEFERRAL        The Company generally will pay amounts from the
OF PAYMENTS                   Separate Account for a surrender, withdrawal,
                              Policy loan or transfer within seven (7) days of receipt of a request in good order. The Company reserves the right, however, to suspend or postpone such payments for any period when:

                              (a)  the New York Stock Exchange is closed;
                              (b) trading on the New York Stock Exchange is restricted;
                              (c) an emergency exists as a result of which disposal of securities held in the Separate Account is not reasonably practicable or it is not reasonably practicable to determine the value of the Separate Account's net assets; or
                              (d) during any other period when the Securities and Exchange Commission, by order, so permits for the protection of Owners;

                              provided that applicable rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions described in (b) and
                              (c) exist.

                              The Company reserves the right to defer payment for a surrender, withdrawal, Policy loan or transfer from the Fixed Account for the period permitted by law, but not for more than six months after written election is received by the Company. The right to defer a loan excludes payments of any premiums to the Company, unless such loan is prohibited by law.

SECTION 9                     LOANS
-------------------------------------------------------------------------------

GENERAL The Owner may borrow money and use the Policy as security for the Indebtedness at any time after the Free Look period. The Company will usually make the loan within seven (7) days of the date a loan request is received at the Variable Service Center.

                              The maximum amount available as a loan is equal to 90% of the Account Value less the sum of Withdrawal Charges and Indebtedness. The minimum Policy loan amount is shown on the Policy Data Pages.

                              A Policy loan reduces the Account Value in the Sub-Accounts and Fixed Account by the amount of the loan. Account Value equal to the amounts loaned are transferred from the Fixed Account and the Separate Account to the Loan Account when the loans are made. Interest is credited to the Loan Account at the minimum guaranteed interest rate shown on the Policy Data Pages.

                              The amount taken from the Policy's Sub-Accounts as a result of a loan does not participate in the investment experience of the Sub-Accounts. Therefore, the Death Benefit and Account Value of the Policy can be permanently affected by a Policy loan, even if it is repaid. In addition, any proceeds payable under a Policy are reduced by the amount of any Indebtedness.

                              A loan repayment increases the Account Value in the Sub-Accounts and Fixed Account by the amount of the repayment. Unless the Owner requests otherwise, Policy loans and loan repayments are attributed to the Sub-Accounts and the Fixed Account in proportion to the Account Value in each. The Company reserves the right to accept or reject any such request.

INTEREST ON THE LOAN          Any Indebtedness under this Policy will be charged
                              interest at the annual loan interest rate(s) shown on the Policy Data Pages. Interest will be payable in arrears on each Policy Anniversary.
                              Any interest not paid when due will be added to the Indebtedness and bear interest in the same manner. An amount equal to the unpaid interest will be deducted from the Account Value in the Policy Options and transferred to the Loan
                              Account.

IMMEDIATE LOAN REPAYMENT      A loan repayment will be due on the first Business
                              Day of a Policy Month if (a) exceeds (b), where:

                              (a)  is the amount of Indebtedness; and
                              (b) the excess of the Policy's Account Value over any Withdrawal Charge that would be due if the Policy were surrendered.

                              A period of 61 days will be allowed from the first day of such Policy Month for a loan repayment.
                              The Company will send a notice to the Owner or assignee, if any. The Policy will terminate without value 61 days after the mailing of the notice unless a sufficient repayment is made during that period. A repayment is sufficient if it is large enough to reduce the total Indebtedness to an amount equal to the Policy's Account
                              Value less any Withdrawal Charges plus an amount sufficient to continue the Policy in force for 3 months.

                              The Company will send such notice at the start of the 61 day loan repayment period to the Owner's last known address. If the Insured dies during the loan repayment period, the Death Benefit Proceeds will be payable as stated in the Death Benefits section.

PREFERRED LOAN AMOUNT         A preferred loan amount is determined on the
                              Policy Date and on the first Business Day of each Policy Month. It is equal to the excess of the Account Value over the Premium Payments made.

                              The amount of Indebtedness that is less than or equal to the preferred loan amount will be charged with interest each Business Day at the Loan Interest Rate for Preferred Loan Amounts shown on the Policy Data Pages.

NON-PREFERRED LOAN AMOUNTS    The amount of Indebtedness that is in excess of
                              the preferrred loan amount will be charged with interest each Business Day at the Loan Interest
                              Rate for Non-Preferred Loan Amounts shown on the Policy Data Pages.


SECTION 10                    OWNERSHIP, ASSIGNMENT AND BENEFICIARY PROVISIONS
-------------------------------------------------------------------------------

OWNERSHIP                     The Owner has all rights under this Policy. The
                              Owner is the person designated in the Application, unless changed during the lifetime of the Insured.
                              Upon the death of the Owner, his or her estate will become the Owner unless a successor Owner has been named. The Owner's rights under the Policy terminate when the Insured dies.

ASSIGNMENT                    The Owner may, at any time during the lifetime of
                              the Insured, assign his or her rights under this Policy. The Company will not be bound by any assignment until written notice is received by the Company at its Variable Service Center. The
                              Company is not responsible for the validity or tax consequences of any assignment. The Company will not be liable as to any payment or other settlement made by the Company before receipt of the assignment.

BENEFICIARY                   The Beneficiary on the Policy Date is as named on
                              the Application.

CHANGE OF DESIGNATIONS        A request to change the designated Owner or
                              Beneficiary must be made in writing and received by the Company at its Variable Service Center.
                              The change will become effective as of the date the written request is signed. A new designation will not apply to any payment made or action taken by the Company prior to the time it records the change, and the Company shall be released from any further liability with respect to any such payment made or action taken.

                              OWNER: The Owner may change the Owner at any time while the Insured is alive. A change of Owner will automatically revoke any prior designation of Owner.

                              BENEFICIARY: Subject to the rights of any irrevocable Beneficiary(ies), the Owner may change the primary Beneficiary(ies) or contingent Beneficiary(ies). A permitted change of Beneficiary will automatically revoke any prior designation of Beneficiary.


SECTION 11                    GENERAL PROVISIONS
-------------------------------------------------------------------------------

THE POLICY                    The entire contract consists of this Policy; the
                              Application which is attached to this Policy; and any riders or endorsements attached to this Policy.

                              This Policy may be changed or altered only by the President or Vice President and the Secretary of the Company. A change or alteration must be made in writing.

INCONTESTABILITY              Generally, the Company can challenge the validity
                              of the Policy or any rider to the Policy on the Policy Date during the Insured's lifetime for two years from the Policy Date, based on misrepresentations made in the application. The
                              Company can challenge an increase in Death Benefit requiring evidence of insurability for two years, during the Insured's lifetime, from the date of the increase. For any increase in Face Amount requiring evidence of insurability, the Company will not contest payment of the Death Benefit
                              Proceeds based on such an increase after it has been in force during the Insured's lifetime for two years from its effective date. However, the two year time limit on the Company's right to challenge all or part of the Policy does not apply in the event that the Insured dies within the two year period.

SUICIDE Suicide, while sane or insane, within two years from the Policy Date is a risk not assumed under this Policy. The Company's liability for such suicide is limited to the Cash Surrender Value. When the laws of the state in which this Policy is delivered require less than a two year period, the period will be as stated in such law.

MATURITY PROCEEDS             If the Insured is living on the Maturity Date, on
                              surrender of the Policy to the Company, the Company will pay the Owner the Cash Surrender
                              Value. In such case, the Policy will terminate and the Company will have no further obligations under the Policy.

MISSTATEMENT OF AGE OR SEX    If the Insured's Age or sex is misstated in any
                              application for benefits under this Policy, the Account Value, Cash Surrender Value and Death
                              Benefit will be what the premiums paid would have purchased, based on the Insured's correct Age and sex .

MODIFICATION                  This Policy may be modified in order to maintain
                              compliance with applicable state and federal law.

CONFORMITY WITH LAWS          This policy is subject to the laws of the state
                              where the policy was delivered. If any part of it does not follow that law, it will be treated as if it does.

NON-PARTICIPATING             This Policy will not share in any distribution of
                              dividends.

PROTECTION OF PROCEEDS        To the extent permitted by law, Death Benefits and
                              Annuity Payments shall be free from legal process and the claim of any creditor if the person is entitled to them under this Policy. No payment and no amount under this Policy can be taken or assigned in advance of its payment date unless the Company receives the Owner's written consent.

TRANSFERS BY THE COMPANY      The Company reserves the right to transfer its
                              obligations hereunder to another qualified life insurance company under an assumption reinsurance arrangement without the prior consent of the Owner.

VOTING RIGHTS                 The Company will vote the shares of the Portfolio
                              held in the Separate Account at regular or special
                              meetings of the shareholders in accordance with
                              instructions received from Owners having the
                              voting interest in the affected Portfolio(s) held
                              in the Separate Account.   The number of votes
                              that an Owner has the right to instruct for a particular Sub-Account is determined by dividing the Account Value in the Sub-Account by the net asset value per share of the corresponding
                              Portfolio in which the Sub-Account invests.  The
                              Company will vote shares for which it has not received instructions, as well as shares attributable to it, in the same proportion as it votes shares for which it has received instructions. A Fund may not be required to hold routine annual meetings of its shareholders.

                              The number of shares which a Owner has a right to vote will be determined as of a date to be chosen by the Company not more than sixty (60) days prior to a shareholder meeting of Fund. Each Owner having a voting interest will receive proxy material, report and other materials relating to the appropriate Portfolio. If required by state insurance authorities, the Company may disregard voting instructions if they would require that shares be voted to cause a change in the Portfolios of a Sub-Account; or a change in the investment policy of the Portfolios; or to approve or disapprove an investment advisory or underwriting contract for a Portfolio. In addition, the Company may disregard voting instructions in favor of changes, initiated by an Owner or the Fund's Board of Trustees, in any investment policy, investment adviser or principal underwriter of the Portfolio if the Company: (a) reasonably disapproves of the changes and (b) in the case of a change in investment policy or investment adviser, the Company makes a good faith determination that the proposed change is contrary to state law or is prohibited by state regulatory authorities or that the change would be inconsistent with a Sub-Account's investment objectives or would result in the purchase of securities which vary from the general quality and nature of investments and investment techniques utilized by other separate accounts of the Company.

RIGHT TO EXCHANGE FOR A       During the first 24 months after the Policy Date,
FIXED BENEFIT POLICY          if the Policy has not lapsed, there is an
                              unconditional right to transfer all of the Account
                              Value in the Sub-Accounts to the Fixed Account.

REPORTS At least once each calendar year, the Company will furnish the Owner with a report showing the Account Value and any other information as may be required by law. Reports will be sent to the last known address of the Owner.


SECTION 12                    PAYOUT OPTIONS
-------------------------------------------------------------------------------

GENERAL The Policy's Death Benefit Proceeds and Cash Surrender Value can be paid in one sum, or all or part of the Proceeds may be paid under a Payout Option. If an Annuity start date is selected for the payment of Cash Surrender Value, any Withdrawal Charges and Indebtedness will be deducted from the Account Value before the first Annuity Payment is made.

                              During the Insured's lifetime, the Owner may elect: (a) for Cash Surrender Value to be paid under an annuity Payout Option (Options A-E); (b) for Death Benefit Proceeds to be paid under a Payout Option; and (c) to change a previously elected Payout Option for Death Benefit Proceeds. Any election must be by written request to the Variable Service Center.

                              If no election by the Owner is in effect at the death of the Insured, the Beneficiary may elect that Death Benefit Proceeds be paid as a single sum or under a Payout Option. Payment under a Payout Option may only be elected by a Beneficiary during the sixty-day period beginning with the date of receipt of proof of death.

ANNUITY PAYOUT OPTIONS        The dollar amount of each payment determined under
                              the Annuity Payout Options in this Policy (Options
                              A - E) will not change regardless of investment, mortality or expense experience.

PAYOUT OPTIONS                The following Payout Options or any other Payout
                              Option acceptable to the Company may be selected:

                              OPTION A. LIFE ANNUITY: Monthly Annuity Payments during the life of the payee.

                              OPTION B. LIFE ANNUITY WITH PERIODS CERTAIN OF 60, 120, 180 OR 240 MONTHS: Monthly Annuity Payments during the lifetime of the payee and in any event for sixty (60), one hundred twenty (120), one hundred eighty (180) or two hundred forty (240) months certain as selected.

                              OPTION C. JOINT AND SURVIVOR ANNUITY: Monthly Annuity Payments payable during the joint lifetime of the payee and a designated second person and then during the lifetime of the survivor at the percentage (100%, 75%, 66 2/3% or 50%) selected.

                              OPTION D. JOINT AND CONTINGENT ANNUITY: Monthly Annuity Payments during the payee's lifetime and continuing during the lifetime of a designated second person after the payee's death at the percentage (either 100%, 75%, 66 2/3% or 50%)
                              selected.

                              OPTION E. FIXED PAYMENTS FOR A PERIOD CERTAIN:
                              Fixed monthly Annuity Payments for any specified period (at least five years but not exceeding thirty years), as selected.

                              OPTION F. DEATH BENEFIT PROCEEDS REMAINING WITH THE COMPANY: Proceeds from the Death Benefit left with the Company. The Death Benefit Proceeds will remain in the general account and be credited with interest by the Company at a rate of not less than 4%. Full and partial withdrawals may be made at any time with no Withdrawal Charge.

                              If the payee dies during a period certain (Payout Options B or E), the remaining Annuity Payments will be made to the Beneficiary. The Beneficiary may elect to receive the commuted value of the remaining Annuity Payments in a single sum instead. The Company will determine the commuted value by discounting the remaining Annuity Payments at its then current interest rate used for commutation.

MORTALITY TABLES              The mortality table used in determining the
                              Annuity Tables contained in this Policy for Options A, B, C, and D is the 1983a Annuity
                              Mortality Table (40% Male, 60% Female) and interest at a rate of 3.0% per year, compounded annually. A detailed statement of the method of calculation has been filed with the insurance department of the state in which the application was signed.

                              The Company will compute reserves on this Policy on the Commissioners Annuity Reserve Valuation Method (CARVM). The reserves and guaranteed values, including any paid up annuity, Withdrawal Value or Death Benefits will at no time be less than the minimum required by the laws of the state in which the application was signed.

                              The dollar amount of an Annuity Payment for any Age or combination of Ages not shown in the Tables or for any other form of Payout Option agreed to by the Company will be provided by the Company upon request. The dollar amount of an Annuity Payment for any Age or combination of Ages not shown in the Tables or for any other form of Payout Option agreed to by the Company will be provided by the Company upon request.

EVIDENCE OF  SURVIVAL         The Company may require satisfactory evidence of
                              the continued survival of any person(s) on whose life Annuity Payments are based.

PROOF OF AGE                  The Company may require evidence of Age of any
                              payee under Payout Options A, B, C, and D and of the designated second person under Payout Options
                              C and D.

                                 ANNUITY TABLES

                   OPTIONS A AND  B - LIFETIME PAYMENT OPTION
              MINIMUM MONTHLY PAYMENT RATES FOR EACH $1,000 APPLIED

       AGE OF             10 YEAR &            AGE OF             10 YEAR &
        PAYEE               LIFE                PAYEE               LIFE

         50                 4.07                 70                 6.30
         51                 4.13                 71                 6.47
         52                 4.20                 72                 6.65
         53                 4.28                 73                 6.83
         54                 4.35                 74                 7.01
         55                 4.44                 75                 7.20
         56                 4.52                 76                 7.39
         57                 4.61                 77                 7.58
         58                 4.71                 78                 7.76
         59                 4.81                 79                 7.95
         60                 4.91                 80                 8.12
         61                 5.02                 81                 8.29
         62                 5.14                 82                 8.45
         63                 5.26                 83                 8.60
         64                 5.39                 84                 8.74
         65                 5.53                 85                 8.87
         66                 5.67
         67                 5.82
         68                 5.97
         69                 6.13


                 OPTION C - JOINT AND SURVIVOR LIFETIME PAYMENT
 Payments reduce upon the death of either the Annuitant or the Joint Annuitant:
              MINIMUM MONTHLY PAYMENT RATES FOR EACH $1,000 APPLIED

ANNUITANTS' AGES           PERCENTAGE OF PAYMENT TO SURVIVING ANNUITANT IS:
PRIMARY     JOINT                      50%    66 2/3%      75%      100%
50          50                        4.10      3.93      3.85      3.63
50          55                        4.29      4.09      4.00      3.74
55          55                        4.49      4.28      4.18      3.90
55          60                        4.74      4.48      4.37      4.05
60          60                        5.01      4.74      4.61      4.27
60          65                        5.35      5.02      4.87      4.47
65          65                        5.73      5.37      5.20      4.76
65          70                        6.20      5.75      5.56      5.04

                OPTION D - JOINT AND CONTINGENT LIFETIME PAYMENT
              Payments reduce only upon the death of the Annuitant
                    (ERISA Joint and Survivor Payout Option)
              MINIMUM MONTHLY PAYMENT RATES FOR EACH $1,000 APPLIED

ANNUITANTS' AGES              PERCENTAGE OF PAYMENT TO SURVIVING ANNUITANT IS:
PRIMARY     JOINT                      50%     66 2/3%     75%      100%
50          50                        3.85      3.78      3.73      3.63
50          55                        3.91      3.86      3.83      3.74
55          50                        4.08      3.97      3.90      3.74
55          55                        4.18      4.08      4.03      3.90
55          60                        4.26      4.19      4.15      4.05
60          55                        4.48      4.33      4.26      4.05
60          60                        4.61      4.49      4.43      4.27
60          65                        4.72      4.64      4.59      4.47
65          60                        5.02      4.83      4.73      4.47
65          65                        5.20      5.05      4.97      4.76
65          70                        5.36      5.25      5.19      5.04
70          65                        5.76      5.51      5.38      5.04

Monthly payment rates for other age combinations will be furnished on request.
For quarterly payments, multiply the monthly payment rate by 2.99.   For semi-
annual payments, multiply by 5.96.   For annual payment, multiply by 11.84.


                 OPTION E - FIXED PAYMENTS FOR A PERIOD CERTAIN
              MINIMUM MONTHLY PAYMENT RATES FOR EACH $1,000 APPLIED

YEARS   MONTHLY PAYMENT    YEARS   MONTHLY PAYMENT   YEARS   MONTHLY PAYMENT

 1       Not available      11          8.86          21          5.32
 2       Not available      12          8.24          22          5.15
 3       Not available      13          7.71          23          4.99
 4       Not available      14          7.26          24          4.84
 5           17.91          15          6.87          25          4.71
 6           15.14          16          6.53          26          4.59
 7           13.16          17          6.23          27          4.47
 8           11.68          18          5.96          28          4.37
 9           10.53          19          5.73          29          4.27
10           9.61           20          5.51          30          4.18

For quarterly payments, multiply the monthly payment rate by 2.99. For semi-annual payments, multiply by 5.96. For annual payment, multiply by 11.84.

                                    [Logo]
                         A STOCK LIFE INSURANCE COMPANY
                             LITTLE ROCK, ARKANSAS













THE ACCOUNT VALUE, CASH SURRENDER VALUE, AND DEATH BENEFIT PROVIDED BY THIS POLICY, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, ARE VARIABLE AND NOT GUARANTEED AS TO DOLLAR AMOUNT.





                      INDIVIDUAL FLEXIBLE PREMIUM VARIABLE
                    LIFE INSURANCE POLICY - NON-PARTICIPATING

                                      [Logo]
                              LITTLE ROCK, ARKANSAS


                            ANNUITIZATION BONUS RIDER


This Rider is made part of the Policy to which it is attached, and is effective upon the Policy Date:


The OPTIONAL ANNUITY PAYMENTS provision of the Policy is amended to include the following:

ANNUITIZATION BONUS: The Company will increase the amount applied to Optional Annuity Payment Options A, B, C, D and, for specified periods greater than 5 years, E. The increase will be calculated by the Company with respect to the amount so applied as of the immediately preceding Business Day, using the percentage shown on the Policy Data Pages.


                           Signed for the Company.


/s/ Steve Largent                      /s/ Arnold R. Bergman

President                              Secretary